Exhibit 5.1

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

200 WEST MADISON STREET, SUITE 3900

CHICAGO, ILLINOIS 60606

Telephone (312) 984-3100

Facsimile (312) 984-3150

December 15, 2016

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60507

Re:                             $45,000,000 5.750% Fixed-to-Floating Rate Senior Notes due 2026

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-214459 (the “Registration Statement”), filed by Old Second Bancorp, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 4, 2016, as amended on November 30, 2016, pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement was declared effective by the Commission on December 2, 2016.  Pursuant to the Registration Statement, the Company is issuing $45,000,000 aggregate principal amount of the Company’s 5.750% Fixed-to-Floating Rate Senior Notes due 2026 (the “Securities”). The Securities are being issued under an Indenture dated as of December 15, 2016, as amended and supplemented by the First Supplemental Indenture dated as of December 15, 2016 (as so amended and supplemented, the “Indenture”), each between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Securities are to be sold by the Company pursuant to an underwriting agreement dated December 12, 2016 (the “Underwriting Agreement”), between the Company and Keefe Bruyette & Woods, Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Registration Statement; (b) the Indenture; (c) the Underwriting Agreement; (d) the Securities in global form; and (e) the resolutions adopted by the board of directors of the Company and the capital committee established by such board relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by the Company  In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Securities will constitute valid and binding obligations of the Company when the Securities are duly executed by a duly authorized officer of the

Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchaser thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion set forth above is subject to the following exceptions: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and we express no opinion as to waivers of broadly or vaguely stated rights.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to update this opinion letter after the date that the Registration Statement is initially declared effective or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which exhibit will be incorporated by reference into the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum &
Nagelberg LLP